EXHIBIT 23(n)
                            FIRST PACIFIC MUTUAL FUND, INC.

                                 AMENDED AND RESTATED
                             PLAN PURSUANT TO RULE 18f-3

	First Pacific Mutual Fund, Inc. (the "Company") hereby adopts this plan pursuant to Rule 18f-3 under the Investment Company Act of 1940, as amended (the "1940 Act"), setting forth the separate arrangement and expense allocation of each class of shares. Any material amendment to this plan is subject to prior approval of the Board of Directors of the Company (the "Board"), including a majority of the disinterested Directors.

	The Company is authorized to offer two classes of shares - Investor Class and Institutional Class. The Investor Class and Institutional Class of a portfolio shall represent interests in the same portfolio of investments, and
shall be identical in all respects, except as discussed below.   This Plan
Pursuant to Rule 18f-3 shall apply to future series and classes established by the Company.

                        CLASS CHARACTERISTICS

INVESTOR CLASS:         Investor Class shares are subject to a distribution fee
---------------		pursuant to Rule 12b-1 under the 1940 Act ("Rule 12b-1
                        fee") payable at the annual rate of up to 0.25% of the average daily net assets of the class, and a shareholder servicing fee under a Shareholder Services Agreement payable at an annualized rate of up to 0.10% of the average daily net assets of the class. The minimum initial investment for Investor Class shares is $10,000
                        (in the case of the Hawaii Municipal Fund) and $2,500
                        (in the case of the First Pacific Low Volatility Fund) and the minimum subsequent purchase amount is $100.

INSTITUTIONAL CLASS:    Institutional Class shares are not subject to Rule 12b-1
--------------------	or shareholder servicing fees.  Currently there is no
                        Institutional Class of shares offered.

                           INCOME AND EXPENSE ALLOCATIONS

	Income, any realized and unrealized capital gains and losses, and expenses not allocated to a particular class, will be allocated to each class on the basis of the total value of each class of shares in relation to the total value of each class of shares of each series of the Company that has multiple classes (each a "Portfolio" and collectively, the "Portfolios"). Class-specific expenses of a Portfolio shall be allocated to the specific class of shares of the Portfolio.

                             DIVIDENDS AND DISTRIBUTIONS

	Dividends and other distributions paid by each Portfolio to each class of shares, to the extent paid, will be paid on the same day and at the same time, and will be determined in the same manner and will be in the same amount, except that the amount of the dividends and other distributions declared and paid by a particular class may be different from the dividends paid by another class because of Rule 12b-1 fees, shareholder servicing fees, and other expenses borne exclusively by that class.

                                  EXCHANGE PRIVILEGE

	Each class of shares is generally exchangeable for the same class of shares of any other Portfolio that offers such class of shares at the relative net asset value per share.

                                 CONVERSION FEATURES

	Investor Class shares and Institutional Class shares will have no conversion rights.

                                      GENERAL

A.	Each class of shares shall have exclusive voting rights on any matter
	submitted to shareholders that relates solely to its arrangement and shall have separate voting rights on any matter submitted to shareholders in which the interests of one class differ from the interests of any other class.

B.	On an ongoing basis, the Directors, pursuant to their fiduciary
	responsibilities under the 1940 Act and otherwise, will monitor the Company for the existence of any material conflicts among the interests of its several classes. The Directors, including a majority of the disinterested Directors, shall take such actions as is reasonably necessary to eliminate any such conflicts that may develop. Lee Financial Group Inc., the Company's investment manager, will be responsible for reporting any potential or existing conflicts to the Directors.

C.	For purposes of expressing an opinion on the financial statements of the
	Company, the methodology and procedures for calculating the net asset value and dividends/distributions of the classes and the proper allocation of income and expenses among such classes will be examined annually by the Company's independent auditors who, in performing such examination, shall consider the factors set forth in the relevant auditing standards adopted, from time to time, by the American Institute of Certified Public Accountants and Financial Accounting Standards Board.


Dated:  _____________________________